                                                                   Exhibit 12.1


                      FISHER SCIENTIFIC INTERNATIONAL INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (MILLIONS; EXCEPT RATIO AMOUNTS)




                                                        Nine months ended September 30,
                                                        -------------------------------
                                                               2003          2002
                                                             --------      --------
Pre-tax income from continuing operations
       before adjustment for loss from equity investees

                                                             $   75.1      $  102.8
                                                             ========      ========


Fixed Charges:

Interest expense and amortization of debt discount and
       premium on all indebtedness                               62.3          69.2

20% of rental expense                                             3.5           3.3
                                                             --------      --------

       Total fixed charges                                   $   65.8      $   72.5
                                                             ========      ========


Pre-tax income from continuing operations
       before adjustment for loss from equity investees
       plus fixed charges                                    $  140.9      $  175.3



Ratio of Earnings to Fixed Charges (A)                           2.14          2.42

                                                                                  Year Ended December 31,
                                                             -----------------------------------------------------------------
                                                               2002          2001          2000          1999           1998
                                                             --------      --------      --------      --------       --------
Pre-tax income (loss) from continuing operations
       before adjustment for loss from equity investees

                                                             $  142.6      $   36.3      $   38.8      $   57.8       $  (60.3)
                                                             ========      ========      ========      ========       ========


Fixed Charges:

Interest expense and amortization of debt discount and
       premium on all indebtedness                               91.3          99.5          99.1         104.2           90.3

20% of rental expense                                             4.6           4.1           3.5           3.7            3.5
                                                             --------      --------      --------      --------       --------

       Total fixed charges                                       95.9         103.6         102.6         107.9           93.8
                                                             ========      ========      ========      ========       ========


Pre-tax income from continuing operations
       before adjustment for loss from equity investees
       plus fixed charges                                    $  238.5      $  139.9      $  141.4      $  165.7       $   33.5



Ratio of Earnings to Fixed Charges (A)                           2.49          1.35          1.38          1.54            (B)

(A) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for loss from equity investees plus fixed charges. Fixed charges consist of interest charges, amortization of debt discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

(B) Due to Fisher's pre-tax loss during the year ended December 31, 1998, the ratio coverage was less than 1:1.
         Fisher must generate additional pre-tax earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.